Exhibit 21

Subsidiaries of the Partnership

TEPPCO Partners, L.P. (Delaware)

TEPPCO GP, Inc. (Delaware)

TE Products Pipeline Company, Limited Partnership (Delaware)

TEPPCO Terminals Company, L.P. (Delaware)

TEPPCO Interests, LLC (Delaware)

TG Pipeline GP, LLC (Delaware)

TG Pipeline LP, LLC (Delaware)

TP Pipeline, L.P. (Texas)

TEPPCO Colorado, LLC (Delaware)

TEPPCO Midstream Companies, L.P. (Delaware)

TEPPCO NGL Pipelines, LLC (Delaware)

Chaparral Pipeline Company, L.P. (Delaware)

Quanah Pipeline Company, L.P. (Delaware)

Panola Pipeline Company, L.P. (Delaware)

Dean Pipeline Company, L.P. (Delaware)

Wilcox Pipeline Company, L.P. (Delaware)

Val Verde Gas Gathering Company, L.P. (Delaware)

Jonah Gas Gathering Company (Wyoming general partnership)

Jonah Gas Marketing, LLC (Delaware)

TCTM, L.P. (Delaware)

TEPPCO Crude GP, LLC (Delaware)

TEPPCO Crude Pipeline, L.P. (Delaware)

TEPPCO Seaway, L.P. (Delaware)

TEPPCO Crude Oil, L.P. (Delaware)

Lubrication Services, L.P. (Delaware)